EMPLOYMENT AND NONCOMPETITION AGREEMENT

This Employment and Noncompetition Agreement (the “Agreement”) is entered into as of April 8, 2019, by and between U.S. XPRESS ENTERPRISES, INC., a Nevada corporation (the “Company”) and CAMRON RAMSDELL, an individual (the “Employee”).

NOW, THEREFORE, in consideration of the mutual promises and covenants set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Employee hereby agree as follows:

ARTICLE I
EMPLOYMENT AND TERM

Section 1.1.     Employment Duties. The Company hereby agrees to employ the Employee, and the Employee hereby accepts employment with the Company, upon the terms set forth in this Agreement. The Employee shall serve as the President of U.S. Xpress Ventures, a division of the Company to be newly created and which division may be incorporated into a separate subsidiary of Company. During the Term (as defined in Section 1.2 hereof), the Employee shall devote substantially all of his working time, attention, skill, and reasonable best efforts to the performance of his duties hereunder in a manner which will faithfully and diligently fu1iher the business and interests of the Company. Employee shall report directly to Eric Fuller, Chief Executive Officer of the Company, or his successor. Employee shall have such duties, authority, and responsibility as shall be determined from time to time by the Chief Executive Officer. In the event Employee is promoted during the term of this Agreement, the Agreement shall remain in effect. In the event Employee is demoted during the term of this Agreement, the parties shall in good faith negotiate any needed changes to the Agreement. The Employee agrees to abide by the rules, regulations, instructions, personnel practices, and polices of the Company and any changes therein which may be adopted from time to time by the Company and of which Employee has received notice.

Section 1.2.    Term.    This Agreement shall be effective on April 22, 2019 (the “Effective Date”) and shall continue until the fifth anniversary thereof (the “Original Term”), unless earlier terminated as provided in Article III hereof, provided that, on such fifth anniversary of the Effective Date and each annual anniversary thereafter (such date and each annual anniversary thereof, a “Renewal Date”), the Agreement shall be deemed to be automatically extended, upon the same terms and conditions, for successive periods of one year, unless either party provides written notice of its intention not to extend the term of the Agreement at least 90 days prior to the applicable Renewal Date. The duration of this Agreement is referred to herein as the “Employment Term”.

ARTICLE II

COMPENSATION

Section 2.1.    Base Salary. Subject to Section 3.2 hereof, the Company shall pay the Employee a biweekly salary of $13,461.54 ($350,000 annualized) for the Employment Term, subject to increases at the discretion of the Company (the “Base Salary”).

1 of 15

Such Base Salary shall be paid at such times and in such increments as are consistent with the Company's regular payroll practices for other comparable full-time employees of the Company.

Section 2.2.      Benefits and Perquisites.

(a)       General Benefits. Subject to the te1ms of the applicable benefit plan documents, during the Term of this Agreement, the Company shall provide the Employee with such health and welfare plans, retirement savings plan, and other benefits as are generally provided by the Company to other similarly situated executives of the Company, including, but not limited to, all benefits available under the Company's Xpre$$avings 401(k) Plan, Section 125 Cafeteria Plan, Section 105 Plan, Non-Qualified Deferred Compensation Plan, and such other employee benefit plans as may be adopted from time to time.

(b)       Executive Benefits. The Company shall reimburse the Employee the cost for such major medical, dental and vision plans as elected by the Employee under the Company's Section 125 Plan, shall provide to Employee a car allowance in the amount of $300 biweekly, and shall pay the cost of executive disability insurance on behalf of the Employee. All of the benefits described herein shall be taxed as required by IRS regulations.

Section 2.3.      Bonus Plan.

(a)       Short Term Incentive Plan.    Employee shall be eligible to participate in the U.S. Xpress Annual Short Term Incentive Plan, or such other incentive plan as may be adopted from time to time, at the Executive Level. Subject to the approval of the Compensation Committee of the Board of Directors of the Company (the “Compensation Committee”), the target cash bonus applicable to Employee shall be 60% of Employee's Base earnings for plan year 2019, subject to the Company meeting defined goals as outlined in the Short Term Incentive Plan. Any payout under such Short Term Incentive Plan made in the first quarter of 2020 for Company performance in 2019.

(b)       Sign-On Bonus. In addition, Employee shall receive a cash sign-on bonus in the amount of $150,000, payable during the first pay period of his employment. As additional sign-on bonus, and upon Employee's production of evidence that Coyote Logistics, LLC or its affiliated entities (“Coyote”) is enforcing a  repayment provision of a  Tuition Assistance Agreement entered into between Employee and Coyote on March 7, 2018, Company shall reimburse Employee for such amount as he is required to repay Coyote, not to exceed $67,040.00, which amount shall be grossed up by the amount of any FICA and federal and state income taxes thereon. In the event Employee voluntarily terminates his employment or is te1minated by the Company under Section 3.1(b) hereof within the Original Term, Employee agrees to repay the sign-on bonus in full within 90 days of such termination. In the event the Company terminates Employee's employment as a result of an injunction or other legal process issued by a court of competent jurisdiction which prohibits Employee from being employed by Company or its affiliates or performing the services for Company or its affiliates for which he was hired, Employee shall be required to repay the sign-on bonus only in the event he returns to employment with Coyote and remains eligible for Coyote's retention bonus and is not required to reimburse Coyote tuition  assistance.

2 of 15

Section 2.4.    Equity Compensation.

(a)       Omnibus Plan. The Employee shall be eligible to participate in the U.S. Xpress Enterprises, Inc. 2018 Omnibus Incentive Plan, at such times and in such amounts as are approved by the Compensation Committee. For 2019, the Employee shall receive an award of restricted stock units, equivalent to forty percent (40%) of his Base Salary as prorated for the portion of the year for which he performed work for the Company.

(b)       Performance Equity. As of the Effective Date of this Agreement, the Employee shall be granted an award of 160,000 Restricted Stock Units, which units shall vest upon achievement of predefined performance milestones to be determined by the Company and agreed to by Employee and set forth in a separate Restricted Stock Unit Award Agreement. The parties have discussed tentative initial performance milestones, as listed in the attached Exhibit B and agree to finalize such milestones, which shall include but are not limited to that contained in Exhibit B, during the first 90 days of employment.

(c)       Sign-On Equity. As of the Effective Date of this Agreement, Employee shall be granted an award of 27,500 Restricted Stock Units, 12,500 of which shall vest immediately upon Employee's first day of employment with Company. The remaining 15,000 units shall vest upon the successful establishment, of a minimum viable product to include the successful operation of at least 100 tractors operating within U.S. Xpress Ventures (or such other entity as the Company establishes to replace U.S. Xpress Ventures).

Section 2.5.   Vacation; Paid Time-Off. During the Employment Term, the Employee will be entitled to take such paid vacation and other time off on a basis that is at least as favorable as that provided to other similarly situated executives of the Company. The Employee shall receive unlimited PTO.

Section 2.6. Deductions. The Company may withhold from any salary or benefits payable or otherwise conferred by this Agreement all federal, state, city, or other taxes as shall be required pursuant to any federal, state, city or other laws or regulations.

Section 2.7.   Relocation Expenses. In the event that the Employee relocates at the request of the Company, the Company shall pay, or reimburse the Employee for, the reasonable relocation expenses incurred by the Employee in accordance with the terms of the Company's relocation policy. This relocation expense reimbursement is in addition to the Sign-On Bonus and Sign-On Equity described above. Relocation Expenses shall include, but not be limited to, items such as reasonable fees for packing, moving, unpacking personal belongings, transporting vehicles, temporary or hotel housing during the move, realtor fees, etc.

Section 2.8. Reimbursement of Expenses. The Company shall pay or reimburse the Employee for all reasonable travel and other expenses incurred or paid by him during the Employment Term in connection with the performance of duties under this Agreement, in accordance with the Company's reimbursement policies and upon submission of satisfactory evidence thereof.

3 of 15

Section 2.9. Indemnification. Regarding Employee's status as an officer, director, employee and/or representative of the Company or its affiliates, the Company shall provide Employee with the same indemnification and expense advancement rights provided to other executives.

Section 2.10.       SEC Filings and Clawback Provisions.

(a)       Consent to Filings. Employee acknowledges that the terms of his employment may result in him being a Named Executive Officer of the Company for purposes of filings with the Securities and Exchange Commission and/or the New York Stock Exchange. In such event, Employee acknowledges that the Company may be required or elect to file with the SEC certain terms of his employment, including but not limited to, the terms of this Agreement, the amount of his salary, bonus and equity awards which he may receive, his title and any changes thereto, and his termination or separation from employment and the terms thereof. Employee hereby consents to such disclosures. Employee further agrees to cooperate with the Company in notifying the Company of any purchases or sales of stock in the Company and the filing of any necessary disclosures.

(b)       Clawback.    Notwithstanding  any other provisions in this Agreement to the contrary, any incentive-based compensation, or any other compensation, paid to the Employee pursuant to this Agreement or any other agreement or arrangement with the Company which is subject to recovery under any law, government regulation, or stock exchange listing requirement, will be subject to such deductions and clawback as may be required to be made pursuant to such law, government regulation, or stock exchange listing requirement (or any policy adopted by the Company pursuant to any such law, government regulation or stock exchange listing requirement).

ARTICLE III
TERMINATION OF EMPLOYMENT

Section 3.1.      Employment Termination.

(a) Death or Disability. In the event the Employee dies or becomes disabled during the Te1m, his employment hereunder shall automatically terminate. For the purpose of this Agreement, “disability” or “disabled” shall mean a good faith determination of a medical doctor selected by the Company and the Employee that the Employee is unable to perform his duties under this Agreement due to physical or mental illness or disease or for other causes beyond the Employee's control and such period of inability continues for sixty (60) consecutive days or ninety (90)  days in any twelve (12) month period.

(b)           By the Company for Cause. The Company may terminate the Employee's employment hereunder at any time for “Cause”. For purposes of this Agreement, “Cause” shall mean:

4 of 15

i.    the Employee's willful engagement in dishonesty, illegal conduct, or gross misconduct, which is, in each case, injurious to the Company or its affiliates;

ii.     The Employee's falsification of the accounts, embezzlement of funds or other assets, or other similar fraud, whether or not related to the Executive's employment with the Company;

iii.    Any material breach of this Agreement  (it being expressly understood that any violation of the covenants or obligations contained in Articles IV and V hereof shall be deemed a material breach hereof) which, if capable of cure, is not cured within ten (10) days of receipt by the Employee of written notice of such breach;

iv.     Conviction of, or entry of a plea of guilty or nolo contendere to charges of, any felony or other crime which has or may have a materially adverse effect on the Employee's ability to carry out his/her duties under this Agreement or on the reputation or business activities of the Company or its affiliates;

v. The Employee's willful breach of a fiduciary duty owed to the Company, its shareholders, or any of its affiliates involving duty of care, duty of loyalty, corporate opportunity, or similar doctrines as determined in good faith by the Chief Executive Officer in conjunction with advice of counsel and after Employee has a material opportunity to be heard on claimed breach;

vi.   The Employee's willful unauthorized disclosure of Confidential Information (as defined in Article V hereof); and

vii.  Any willful public disparagement of the Company, its affiliates, or their officers or directors.

For purposes of this provision, no act or failure to act on the part of the Employee shall be considered “willful” unless it is done, or omitted to be done, by the Employee in bad faith or without reasonable belief that the Employee's action or omission was in the best interests of the Company. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by the Employee in good faith and in the best interests of the Company.

(c)     At the Election of the Company without Cause.   The Company may terminate the Employee's employment hereunder without Cause at any time upon ten (10) days prior written notice to the Employee.

(d)    As the Result of Injunction or Other Legal Process. In the event Employee or Company receives an injunction or other legal process from a court of competent jurisdiction that enjoins or otherwise precludes Employee from being employed by the Company or its

5 of 15

affiliates or otherwise performing the services for Company or its affiliates for which he was hired, the Company may terminate Employee's employment hereunder and such termination will not be treated as either for Cause or Without Cause.

(e)          At the Election of the Employee for Good Reason.  The Employee  may terminate the Employee's employment hereunder for Good Reason at any time upon ten (10) days prior written notice to the Company. Employee cannot terminate his employment for Good Reason unless he has provided written notice to the Company of the existence of circumstances providing grounds for termination for Good Reason and the Company has had at least 30 days from the date on which such notice is provided to cure such circumstances.  For purposes of this Agreement, “Good Reason” shall mean:

i.    a material reduction in Employee's authority, duties, responsibilities, or base or equity compensation without the consent of Employee;

ii.   Company's failure to provide the necessary financial support to achieve the objectives for which Employee has been tasked;

iii.  Company's violation of any material provision of this Agreement; provided that Company must be provided with at least 30 days during which it may remedy the condition.

Section 3.2.     Effect of Termination.

(a)        Termination for Death or Disability.   If the Employee's employment  is terminated by death or because of disability pursuant to Section 3.1(a) hereof, the Company shall pay to the estate of the Employee or to the Employee, as the case may be, the Base Salary accrued under this Agreement prior to the Termination Date. In the event of Employee's employment is terminated as the result of a disability, the Company shall pay the Employee his Base Salary for the lesser of sixty (60) days after the date of which termination due to  disability occurs or the earliest date Employee is eligible for long-term disability benefits  under the Company's Long Term Executive Disability Plan.

(b)        Termination for Cause or at the Election of the Employee. In the event that the Employee's employment is terminated by the Company for Cause pursuant to Section 3.l (b) hereof or at the election of the Employee, the Company shall pay to the Employee the salary accrued under this Agreement through the last day of his actual employment by the Company.

(c)        Termination at the Election of the Company without Cause or by Employee for Good Reason. In the event that the Company terminates the Employee without Cause or the Employee terminates for Good Reason pursuant to Sections 3.1(c) or (e) hereof, and subject to the Employee's compliance with Articles IV and V of this Agreement and his execution of a release of claims in favor of the Company, the Company shall continue to pay the Employee the Base Salary he was earning at the time of termination through the first anniversary of the termination date. Additionally, Company shall pay the Employee's COBRA payments for family benefits through the first anniversary of the termination date, or Employee's acceptance of new employment that provides for health insurance.

6 of 15

(d)        Termination as the Result of Injunction or Other Legal Process.  In the event that the Company terminates Employee's employment pursuant to Section 3.l(d) hereof, Employee agrees to use his best efforts to timely obtain alternative employment at a comparable salary. In the event that Employee fails to secure alternative employment, the  Company shall continue to pay the Employee the Base Salary designated herein and COBRA payments for family benefits for such period of time, not to exceed twelve (12) months, in which he is legally precluded from perfo1ming services for another motor carrier and/or freight brokerage  service. In the event that Employee secures alternative employment but such alternative  employment compensates Employee at less than the Base Salary herein, Employee shall provide  Company with evidence of the total compensation paid for such alternative employment, and the  Company shall continue to pay the Employee the difference in the Base Salary designated herein and the compensation paid to Employee for such alternative employment for such period of time, not to exceed twelve (12) months, in which he is legally precluded from performing services for another motor carrier and/or freight brokerage service. In the event that Employee returns to employment with Coyote, regardless of salary, Employer shall have no obligation to continue paying Employee's Base Salary under this paragraph.

(e)        Survival. Notwithstanding termination of this Agreement as provided in this Article III hereof, the rights and obligations of the Employee and the Company under Articles IV and V of this Agreement shall survive termination.

Section 3.3. Cooperation. The parties agree that certain matters in which the Employee will be involved during the Employment Term may necessitate the Employee's cooperation in the future. Accordingly, following the termination of the Employee's employment for any reason, to the extent reasonably requested by the Company, the Employee shall cooperate with the Company in connection with matters arising out of the Employee's service to the Company; provided that, the Company shall make reasonable efforts to minimize disruption of the Employee's other activities.

ARTICLES IV
NONCOMPETITION AND NONSOLICITATION

Section 4.1.    Covenant Not to Compete and Nonsolicitation  Covenant.  As an inducement for the Company to enter into this Agreement, the Employee agrees to the following covenants (the “Restrictive Covenants”), whose terms are set forth below:

(a)          Covenant Not to Compete. The parties acknowledge that Employee is being hired to develop in a start-up environment a new digital model for the truckload industry and, that in the role for which he is hired, Employee will be in a unique position to have access to Company's core strategies and intellectual property. During the Noncompete Term, as defined below, the Employee shall not, without prior written approval of the Company, assist any entity to develop a similar digital truckload model or deploy for the benefit of any other business providing freight transportation services by use of dry van trailer, either directly or indirectly via brokerage, logistics, or other indirect arrangement, the concepts that Employee was hired to develop. The parties have identified certain businesses, set forth in Exhibit A hereto, which together with any

7 of 15

parent, subsidiary or affiliated company of those businesses are designated as defined competitors (the “Defined Competitors”). During the Noncompete Term, as defined below, the Employee shall not, without prior written approval of the Company, directly or indirectly, own, manage, operate, finance, control, invest, engage, or participate in the ownership, management, operation, financing, or control of any Defined Competitor; nor shall the Employee be employed by, associated with, or in any manner connected with, lend his name or any similar name to, lend his credit to, render services of any nature for, or provide advice or consultation to such Defined Competitor.

(b)        Nonsolicitation Covenant. During the Noncompete Term as defined below, the Employee shall not without prior written approval of the Company, directly or indirectly, (i) whether for his own account or for the account of any other person (other than the Company and its affiliates), solicit business of the same or similar type being carried on by the Company or any of its affiliates from any person or entity that is or was a customer of the Company or any of its affiliates during the Term of this Agreement or during the Noncompete Term; or (ii) whether for his own account or the account of any other person (other than the Company and its affiliates), solicit, employ, or otherwise engage as an employee, independent contractor, or otherwise any person who is or was during the Noncompete Term an employee or independent contractor of the Company or any of its affiliates or in any manner induce or attempt to induce any employee or independent contractor of the Company or any of its affiliates to terminate his employment or contract with the Company or any such affiliate.

(c)        Limited Exceptions. Notwithstanding anything to the contrary above, this Section 4.1 shall not prohibit the ownership by the Employee of up to (but not more than) five percent (5%) of the publicly traded securities of any business specified in Section 4.l (a) above (but without otherwise participating in the activities of such business). Further, provided that Employee has completed three years of employment with Company, the provisions of Section

4.l (a) shall not apply to Employee's return to employment at Coyote.

Section 4.2.      Duration of Restrictive Covenants.   The restrictions contained in Section

4.l (a) and 4.l(b) shall apply to Employee from the date hereof to the later of: (a) the second anniversary of Employee's termination pursuant to Section 3. l (b), (c), or (d); or (b) the second anniversary of Employee's termination at the election of the Employee (the “Noncompete Term”). The Noncompete Term shall be extended by the length of any period during which Employee is in breach of the terms of Sections 4.1.

Section 4.3.   Consideration for Restrictive Covenants.  In addition to the consideration to be received by the Employee during the Term of this Agreement and in exchange for the continuous performance of his obligations under Sections 4. l (a), 4. l (b), and 4. l(c) upon expiration of the Term, upon Employee's termination without Cause, the payment by the Company of the payments outlined in Section 3.2(c) and 3.2(d) shall be considered adequate consideration for the Restrictive Covenants. In the event Employee is terminated for Cause pursuant to Section 3.1(b) or in the event Employee elects to terminate his employment, consideration received from the Effective Date of this Agreement shall be considered adequate for the Restrictive Covenants and Employee shall not be entitled to any additional consideration. The Employee acknowledges that such consideration constitutes sufficient and adequate consideration for the Employee's agreement to the Restrictive Covenants.  The Employee further acknowledges that,  given the nationwide

8 of 15

character of the Company's business,  the Restrictive  Covenants  and their geographic area and duration are reasonable.

Section 4.4.    Enforceability.  If any of the Restrictive Covenants is found by any court of competent jurisdiction to be unenforceable because it extends for too long a period of time, over too great a range of activities, or in too broad a geographic area, it shall be interpreted to extend only over the maximum period of time, range of activities, or geographic area as to which it may be enforceable.

Section 4.5. Specific Performance. The Restrictive Covenants are necessary for the protection of the business and goodwill of the Company and are considered by the Employee to be reasonable to accomplish such purpose. The Employee agrees and acknowledges that any breach of the Restrictive Covenants would cause the Company immediate, substantial and irreparable damage for which monetary damages will not be an adequate remedy. In the event of any such breach, in addition to such other remedies which may be available in law, the Company shall have the right to seek specific performance, injunction, or any other equitable relief in any court having jurisdiction over such claim without the necessity of showing any actual damage or posting any bond or furnishing any other security, and that the specific enforcement of the provisions of this Agreement will not diminish Employee's ability to earn a livelihood or create or impose on Employee any undue hardship. If the Company prevails in a proceeding to remedy a breach under the Restrictive Covenants, the Company shall be entitled to receive its reasonable attorneys' fees, expert witness fees, and out-of-pocket costs incurred in connection with such proceeding, in addition to any other relief they may be granted.

ARTICLE V
CONFIDENTIAL INFORMATION

Section 5.1. Confidential  Information.  The Employee understands  and  acknowledges that during the Employment Term, he will have access to and learn about Confidential Information, as defined below. The Employee understands and acknowledges that his obligations under this Agreement with regard to any particular Confidential Information shall commence immediately upon the Employee first having access to such Confidential Information (whether before or after he begins employment by the Company) and shall continue during and after his employment by the Company until such time as such Confidential Information has become public knowledge other than as a result of the Employee's breach of this Agreement or breach by those acting in conce1i with the Employee or on the Employee's behalf.

Section 5.2. Definition. For purposes of this Agreement, “Confidential Information” includes, but is not limited to, all information not generally known to the public, in spoken, printed, electronic or any other form or medium,  relating directly or indirectly to: business processes, practices, methods, policies, plans, publications, documents, research, operations, services, strategies, techniques, agreements, contracts, terms of agreements, transactions, potential transactions, negotiations, pending negotiations, trade secrets, computer programs, computer software, applications, operating systems, software design, web design, databases, manuals, records, articles, systems, vendor information, financial information, results, accounting information,    accounting    records,    legal   information,   marketing    information,    advertising

9 of 15

information, pricing information, credit information, design information, payroll information, staffing information, personnel information, employee lists, supplier lists, vendor lists, developments, reports, internal controls, security procedures, graphics, drawings, sketches, market studies, sales information, revenue, costs, formulae, notes, communications, algorithms, product plans, designs, styles, models, ideas, specifications, customer information, and customer lists of the Company or its businesses or any existing or prospective customer, supplier, investor or other associated third party, or of any other person or entity that has entrusted information to the Company in confidence.

The Employee understands that the above list is not exhaustive, and that Confidential Information also includes other information that is marked or otherwise identified as confidential or proprietary, or that would otherwise appear to a reasonable person to be confidential or proprietary in the context and circumstances in which the information is known or used.

The Employee understands and agrees that Confidential Information includes information developed by him in the course of his employment by the Company as if the Company furnished the same Confidential Information to the Employee in the first instance. Confidential Information shall not include information that is generally available to and known by the public at the time of disclosure to the Employee, provided that, such disclosure is through no direct or indirect fault of the Employee or person(s) acting on the Employee's behalf.

Section 5.3. Company Creation and Use of Confidential Information. The Employee understands and acknowledges that the Company has invested, and continues to invest, substantial time, money, and specialized knowledge into developing its resources, developing its information technology, developing its operational and load planning platform, policies and procedures, creating a customer base, generating customer and potential customer lists, training its employees, and improving its offerings in the field of trucking and logistics. The Employee understands and acknowledges that as a result of these efforts, the Company has created, and continues to use and create Confidential Information. This Confidential Information provides the Company with a competitive advantage over others in the marketplace.

Section 5.4.  Disclosure and Use Restrictions.  The Employee agrees and covenants: (i) to treat all Confidential Information as strictly confidential; (ii) not to directly or indirectly disclose, publish, communicate, or make available Confidential Information, or allow it to be disclosed, published, communicated, or made available, in whole or part, to any entity or person whatsoever (including other employees of the Company) not having a need to know and authority to know and use the Confidential Information in connection with the business of the Company and, in any event, not to anyone outside of the direct employ of the Company except as required in the performance of the Employee's authorized employment duties to the Company or with the prior consent of the Chief Executive Officer acting on behalf of the Company in each instance (and then, such disclosure shall be made only within the limits and to the extent of such duties or consent); and (iii) not to access or use any Confidential Information, and not to copy any documents, records, files, media, or other resources containing any Confidential Information, or remove any such documents, records, files, media, or other resources from the premises or control of the Company, except as required in the performance of the Employee's authorized employment duties to the Company or with the prior consent of the Chief Executive Officer acting on behalf of the Company in each instance (and then, such disclosure shall be made only within the limits and

10 of 15

to the extent of such duties or consent). Nothing herein shall be construed to prevent disclosure of Confidential Information as may be required by applicable law or regulation, or pursuant to the valid order of a court of competent jurisdiction or an authorized government agency, provided that the disclosure does not exceed the extent of disclosure required by such law, regulation, or order. The Employee shall promptly provide written notice of any such order to the Corporate General Counsel.

Section 5.5 Duration of Obligations. The Employee understands and acknowledges that his obligations under this Agreement with regard to any particular Confidential Information shall commence immediately upon the Employee first having access to such Confidential Information (whether before or after he begins employment by the Company) and shall continue during and after his employment by the Company until such time as such Confidential Info1mation has become public knowledge other than as a result of the Employee's breach of this Agreement or breach by those acting in concert with the Employee or on the Employee's behalf.

ARTICLE VI
MISCELLANEOUS

Section 6.1. Entire Agreement. This Agreement contains the entire understanding of the parties with respect to the matters contained herein and supersedes all previous commitments, agreements, and understanding between the parties with respect to such matters. There are no oral understandings, terms, or conditions, and no party has relied upon any representation, express or implied, not contained in this Agreement.

Section 6.2. Amendments. This Agreement may not be amended in any respect whatsoever, nor may any provision hereof be waived by any party, except by a further agreement, in writing, fully executed by each of the parties.

Section 6.3. Successors.  This Agreement shall be binding upon and inure to the benefit of the parties and to their respective heirs, personal representatives, successors and assigns, executors and/or administrators; provided, that (a) the Employee may not assign his rights hereunder (except by will or the laws of descent) without the prior written consent of the Company and (b) the Company may not assign its rights hereunder without the prior written consent of the Employee which will not be unreasonably withheld, provided, however, that the Company may assign this Agreement  without the consent of the Employee in connection with any sale or reorganization of the Company.

Section 6.4.   Publicity.   The Employee hereby irrevocably consents to any and all uses and displays, by U.S. Xpress or the Company and its agents, representatives and licensees, of the Employee's name, voice, likeness, image, appearance, and biographical information in, on or in connection with any pictures, photographs, audio and video recordings, digital images, websites, television programs and adve1iising, other advertising and publicity, sales and marketing brochures, books, magazines, other publications, CDs, DVDs, tapes, and all other printed and electronic forms and media throughout the world, at any time during or after the period of his employment by the Company,  for all legitimate  commercial and business purposes of the Company (“Permitted Uses”) without further consent from or royalty, payment, or other compensation to the Employee. The Employee hereby forever waives and releases U.S. Xpress

11 of 15

and the Company and their directors, officers, employees, and agents from any and all claims, actions, damages, losses, costs, expenses, and liability of any kind, arising under any legal or equitable theory whatsoever at any time during or after the period of his employment by U.S. Xpress or the Company, arising directly or indirectly from U.S. Xpress's, the Company's and their agents', representatives', and licensees' exercise of their rights in connection with any Pe1mitted Uses.

Section 6.5. Captions. The captions of this Agreement are for convenience and reference only and in no way define, describe, extend, or limit the scope or intent of this Agreement or the intent of any provision contained in this Agreement.

Section 6.6. Notice. Any notice or communication must be in writing and given by depositing the same in the United States mail, addressed to the party to be notified, postage prepaid and registered or certified with return receipt requested, or by delivering the same by hand delivery (including by a nationally recognized overnight carrier) or by deposit with a reputable overnight courier. Such notice shall be deemed received on the date on which it is delivered, three (3) business days after deposit in the United States mail as set fo1ih above, or the next business day after deposit with a reputable overnight courier. For purposes of notice, the addresses of the parties shall be:

If to the Employee:                  Cameron Ramsdell .

If to the Company:                  U.S. Xpress Enterprises, Inc.

4080 Jenkins Road

Chattanooga, TN 37421

Attention: Corporate General Counsel

Any party may change its address for notice by written notice given to the other party in accordance with Section 6.6.

Section 6.7. Counterparts. This Agreement may be executed simultaneously in any number of counterparts, via facsimile or otherwise, each of which counterparts when so executed and delivered shall be taken to be an original, but such counterparts shall together constitute one and the same document.

Section 6.8. Severability. If any provision of this Agreement is held illegal, invalid or unenforceable, such illegality, invalidity, or unenforceability shall not affect any other provision hereof. Such provision and the remainder of this Agreement shall, in such circumstances, be modified to the extent necessary to render enforceable the remaining provisions hereof.

Section 6.9. Applicable Law. This Agreement shall be governed by, construed and enforced in accordance with the laws of the State of Tennessee, without regard to principles of comity or conflicts of laws provisions of any jurisdiction.

12 of 15

Section 6.10.  Construction.  The language contained in this Agreement shall be deemed to be approved by both parties hereto and no rule of strict construction shall be applied against any party. Unless otherwise expressly provided, the words “hereof ' and “hereunder” and similar references refer to this Agreement in its entirety and not to any specific part hereof.

Section 6.11. Genders.  Any reference to the masculine gender shall be deemed to include feminine and neutral genders, and vice versa, and any reference to the singular shall include the plural, and vice versa, unless the context otherwise requires.

Section 6.12. Right to Offset. The Company may exercise a right of offset at any time and from time to time against any amount payable under this Agreement to the extent the Employee is indebted to the Company or any of its affiliates.

Section 6.13. Waiver.  The failure of either party to insist upon strict performance of any of the terms or conditions of this Agreement shall not constitute a waiver of any of its rights hereunder.

IN WITNESS WHEREOF, the parties hereto have caused this Employment and Noncompetition Agreement to be duly executed as of the date first set fo1ih above.

THE EMPLOYEE:                                                   U.S. XPRESS ENTERPRISES, INC.

By:   /s/ Cameron Ramsdell___________                          By: /s/ Eric Fuller____________________

Cameron Ramsdell                                                                        Eric Fuller

Chief Executive Officer

13 of 15

EXHIBIT A

To Employment and Noncompetition Agreement for Cameron Ramsdell

The following entities, together with their parent, subsidiary and affiliated companies, are designated as Defined Competitors for purposes of Section 4 of the Employment and Noncompetition Agreement between U.S. Xpress Enterprises, Inc. and Cameron Ramsdell:

•	J.B. Hunt Transport Services, Inc.
•	Werner Enterprises, Inc.
•	C.R. England
•	Celadon Group, Inc.
•	Covenant Transportation Group, Inc.
•	Heartland Express, Inc.
•	Knight-Swift Transportation Holdings, Inc., Knight Transportation, Swift Transportation Company
•	Hub Group, Inc.
•	Landstar Systems, Inc.
•	Marten Transport, Ltd.
•	P.A.M Transportation Services, Inc.
•	Schneider National, Inc.
•	U.S.A. Truck, Inc.
•	Crete Carrier Corporation
•	Prime Inc.
•	KLLM Transport Services, LLC
•	Stevens Transport

14 of 15

EXHIBIT B

% of award to
Milestone	vest
Enterprise Value
USX to $1 billion in market cap	5
USX to $2 billion in market cap	10
USX to $5 billion in market cap	15
USX to $10 billion in market cap	40
Enterprise Profitability
USX Truckload division (Legacy) <90 OR	5
USX Truckload division <87 OR	20
USX Truckload division <85 OR	20
Newco Growth
Newco reach 1,000 seated tractors	15
Newco reach 2,500 seated tractors	15
Newco reach 5,000 seated tractors	15
Newco reach 10,000 seated tractors	25

15 of 15